UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2020

Medley Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
1-35040	(State or other jurisdiction of incorporation)	27-4576073
(Commission File Number)		(I.R.S. Employer Identification No.)
280 Park Avenue, 6th Floor East  New York, NY 10017
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 759-0777
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MCC	The New York Stock Exchange
6.500% Notes due 2021	MCX	The New York Stock Exchange
6.125% Notes due 2023	MCV	The New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the appointment of Howard Amster to the Board of Directors (the “Board”) of Medley Capital Corporation (the “Company”) described in Item 5.02 below, the Company entered into a Standstill Agreement, dated August 19, 2020 (the “Standstill Agreement”), with Mr. Amster and certain of his affiliates (the “Amster Parties”).

Under the Standstill Agreement, the Amster Parties have agreed that, until December 31, 2021, they will not: (i) seek to call a meeting of stockholders, or seek representation on the Board (except as provided in the Standstill Agreement) or seek to remove any member of the Board; (ii) become a participant in proxy contest (other than as recommended by the Board); (iii) form a group with respect to the shares of the Company’s common stock (other than with their affiliates), grant proxies (other than pursuant to the Company’s proxy card) or deposit shares into a voting trust; (iv) execute a written stockholder consent (except as approved by the Board); (v) without Board approval, propose or support, alone or together with a third party, any business combination involving the Company; (vi) without Board approval, present a proposal to a meeting of stockholders; (vii) make a request for books and records under Section 220 of the General Corporation Law of the State of Delaware; (viii) comment publicly concerning the Company’s management, policies, strategy, operations, financial results or affairs or any transactions involving the Company; (ix) publicly disclose any request that the Company amend or waive any provision of the Standstill Agreement; or (x) take any action that could have the effect of encouraging, assisting or influencing other persons to engage in actions that would violate the Standstill Agreement.

These provisions are subject to various exceptions as provided in the Standstill Agreement. Among others things, Mr. Amster is not restricted from taking any action, or engaging in any communication in furtherance of his rights and responsibilities as a member of the Board.

The Amster Parties have also agreed that, until December 31, 2021, they and their affiliates will vote their shares in favor of any matter that has been approved by the Board, including the election of Howard Amster and David Lorber, a current director on the Board, at the Company’s 2021 Annual Meeting of

Stockholders (the “2021 Annual Meeting”); and against any matter that has not been approved by the Board. Notwithstanding these provisions, the Amster Parties may vote in their discretion regarding any Extraordinary Transaction (as defined in the Standstill Agreement) and on any other matter that relates to the authorized stock or other capitalization matters, business or assets or compensation matters of the Company.

Under the Standstill Agreement, the Company has agreed to nominate Mr. Amster for election at the 2021 Annual Meeting, provided that Mr. Amster continues to qualify as an independent director under the rules and regulation of the New York Stock Exchange and a person who is not an “interested person” under the Investment Company Act of 1940, continues to satisfy the requirements of good character and integrity and is not in violation of the Standstill Agreement.

The Company has also agreed to reimburse Mr. Amster for up to $25,000 in legal fees that he incurred in connection with the negotiation of the Standstill Agreement and various related matters.

The Standstill Agreement is filed as Exhibit 10.1 to this Form 8-K. The foregoing description of the Standstill Agreement in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Standstill Agreement, which is attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jeffrey Tonkel as Class I Director

On August 19, 2020, Jeffrey Tonkel notified the Board that he was resigning voluntarily from the Board, effective August 19, 2020. In submitting his resignation, Mr. Tonkel did not express any disagreement on any matter relating to the Company’s operations, policies or practices.

Appointment of Howard Amster as Class I Director

On August 19, 2020, the Board appointed Howard Amster to the Board to fill the vacancy created by the resignation of Mr. Tonkel, effective August 19, 2020. Mr. Amster will serve as a Class I director for a term expiring at the 2021 Annual Meeting. As described in Item 1.01 above, the Company has agreed to nominate Mr. Amster for election at the 2021 Annual Meeting. In addition, the Board appointed Mr. Amster to the Special Committee of the Board (the “Special Committee”). Other than the Standstill Agreement described in Item 1.01, there is no arrangement or understanding with any other person pursuant to which Mr. Amster was appointed as a member of the Board. There are no current or proposed transactions between the Company and Mr. Amster or his immediate family members which would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Mr. Amster will be compensated for his service on the Board and the Special Committee in accordance with the Company’s compensation practices for independent directors.

Item 9.01	Financial Statements and Exhibits.
(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Standstill Agreement, dated as of August 19, 2020, by and between the Medley Capital Corporation and Howard Amster and certain of his affiliates named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2020		MEDLEY CAPITAL CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer